Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2010, accompanying the consolidated financial statements included in the Annual Report of Sun Hydraulics Corporation on Form 10-K for the years ended January 2, 2010 and December 27, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sun Hydraulics Corporation on Forms S-8 (File No. 333-30801, effective July 3, 1997, File No. 333-83269, effective July 20, 1999, File No. 333-62816, effective June 12, 2001, File No. 333-66008 effective July 27, 2001, File No. 333-119367, effective September 29, 2004, and File No. 333-124174, effective April 19, 2005, File No. 333-158245, March 27, 2009).

/s/ Kirkland, Russ, Murphy & Tapp, P.A.

March 12, 2010

Clearwater, Florida